Exhibit 99.1

United Security Bancshares, Inc. Announces Quarterly and Six Month Earnings

     THOMASVILLE, Ala., Aug. 5 /PRNewswire-FirstCall/ -- United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income for the quarter ended June 30, 2005, of $3,578,000 compared to $3,142,000 for the same period of 2004, a 13.9% increase.  On a diluted per share basis, net income for the second quarter of 2005 was $0.56, compared to $0.49 for the same period of 2004, a 14.3% increase.

     Net income increased $436,000 in the second quarter of 2005 compared to the second quarter of 2004.  Net interest income increased $472,000 due to increased net interest margin.  This increase in net interest income was offset by a small decrease in non-interest income and an increase in non- interest expense.  The provision for loan losses decreased slightly from 2004 to 2005 quarter-to-date.  Year-to-date net income increased $309,000 from $6,571,000 in 2004 to $6,880,000 in 2005.

     Performance ratios remain strong with return on average assets of 2.31% and return on average equity of 16.54%.

     At June 30, 2005, total assets amounted to $603,491,000, a 4.0% increase over June 30, 2004.  Total deposits showed an increase of $23,211,000, or 6.0%. Loans, net of unearned discount, increased 7.0% to $415,735,000, and shareholders’ equity totaled $84,933,000, which represented a book value of $13.21 per share.  Dividends remain at $0.20 per share for the second quarter.

UNITED SECURITY BANCSHARES, INC.
(Unaudited Financial Highlights)
(In thousands, except per share amounts and percentages)

	3 Months Ended June 30		6 Months Ended June 30

	2005	2004	2005	2004

Earnings Summary:
Net Interest Income	$10,127	$9,655	$19,935	$19,225
Provision for Credit Losses	709	789	1,505	1,450
Non-Interest Income	1,343	1,390	2,497	2,705
Non-Interest Expense	6,048	5,661	11,404	10,880
Income Before Income Taxes	4,713	4,595	9,523	9,600
Income Tax Provision	1,135	1,453	2,643	3,029
Net Income	$3,578	$3,142	$6,880	$6,571
Earnings Per Share:
Basic	$0.56	$0.49	$1.07	$1.02
Diluted	0.56	0.49	1.07	1.02
Dividends Per Share	0.20	0.18	0.55	0.36

	June 30,

	2005	2004

Balance Sheet Summary:
Total Assets	$603,491	$580,074
Total Earnings Assets	548,381	529,833
Loans, Net of Unearned Discount	415,735	388,670
Allowance for Credit Losses	7,192	6,998
Total Deposits	411,544	388,333
Common Shareholders’ Equity	84,933	77,229
Book Value Per Share	$13.21	$12.01
Average Balance Sheet Data:
Total Assets	$599,239	$575,032
Total Earnings Assets	546,053	526,457
Loans, Net of Unearned Discount	407,121	382,882
Total Deposits	412,378	388,587
Common Shareholders’ Equity	83,872	75,919
Performance Ratios:
Return on Average Assets	2.31%	2.30%
Return on Common Equity	16.54%	17.52%
Average Shares Outstanding
Basic	6,428,702	6,431,083
Diluted	6,428,702	6,431,083

SOURCE  United Security Bancshares, Inc.
     -0-                                                        08/05/2005
     /CONTACT:  Larry Sellers or Robert Steen of United Security Bancshares,
Inc., +1-334-636-5424/